Exhibit 99.1

Cinedigm Announces Appointment of Ashok Amritraj to Board of Directors

Prolific Producer of over 100 Major Studio and Independent Films Provides Expertise for Cinedigm’s Content Strategy and International Expansion

LOS ANGELES -- (August 10, 2021) -- Cinedigm (NASDAQ: CIDM), the leading independent streaming company super-serving enthusiast fan bases, announced today the appointment of Ashok Amritraj to the Cinedigm Board of Directors, effective immediately.

Amritraj is Chairman and CEO of Hyde Park Inc. and brings an exceptionally diverse resume that has seen him wearing the whites of Wimbledon, excelling as an award-winning producer and serving as a United Nations India Goodwill Ambassador. The former professional tennis player set his sights on Hollywood, and over his 35-year career, has produced more than 100 films, including Ghost Rider: Spirit of Vengeance, 99 Homes, Bringing Down the House and Walking Tall. Amritraj has worked with some of the biggest stars in the business including Dwayne “The Rock” Johnson, Bruce Willis, Sandra Bullock, Idris Elba, Angelina Jolie, Queen Latifah, and Jennifer Aniston. He also established Hyde Park Entertainment Asia to produce films and television series from Asian and Indian creators. The company’s slate includes the Pulitzer Prize finalist “Maximum City”, written and directed by acclaimed filmmaker Anurag Kashyap, and the best-selling novel “Paradise Towers” with India’s leading female filmmaker Zoya Akhtar.

Amritraj’s exceptional achievement is matched only by his commitment to philanthropic endeavors worldwide especially in the creation of diverse, inclusive and socially relevant content. In 2016, Amritraj was appointed a United Nations India Goodwill Ambassador and two years later, by decree of the President of the Republic of France, he was appointed a Chevalier (Knight) of the Ordre National du Merité.

“I have known Ashok for 30 years, and worked with him extensively at Disney, Universal, MGM and Overture Films,” said Chris McGurk, Chairman & CEO of Cinedigm. “Successful films we worked on together, including Bandits, Walking Tall and Traitor, gave me a firsthand look into how Ashok conducts his business. A first-rate producer of quality films with a sharp international perspective, he will play a pivotal role in helping to guide the Company’s content strategy in addition to cultivating Cinedigm’s global reach. Obviously, his experience, reputation and vast array of relationships in India and South Asia will also help propel our business there, where we recently launched Cinedigm India.”

“It is exciting to join Cinedigm’s Board at this important moment in the Company’s evolution,” said Amritraj. “With such a talented management team leading the charge under Chris McGurk, I look forward to bringing my industry experience as the company establishes itself as a leading global independent streaming player and charts its future in film and television production and distribution.”

“We are extremely pleased to welcome Ashok Amritraj to the Cinedigm Board," said Peter C. Brown, Cinedigm Director and Chairman of the Nominating and Governance Committee. "With a proven track record in the entertainment industry, he will be an invaluable asset to the company. We also look forward to tapping into his international experience as Cinedigm builds toward the future.”

The Board appointment comes on the heels of the Company’s acquisition of advanced streaming technology FoundationTV and the launch of Cinedigm India as Cinedigm looks to build their presence in the emerging South Asia market and the rest of the world. FoundationTV is a comprehensive video streaming technology, artificial intelligence, machine-learning, and data analytics platform provider. Based in India, the Company co-developed the Matchpoint technology platform that currently powers Cinedigm's portfolio of streaming channels and digital video distribution business.

An innovator in the digital transformation of the entertainment industry for more than two decades, Cinedigm’s core mission is to entertain the world by building the world’s best portfolio of enthusiast channels and services for the streaming generation. Through a diverse mix of premium SVOD services and dedicated AVOD and FAST channels, Cinedigm’s streaming portfolio reaches indie film (Fandor), horror (Screambox & Bloody Disgusting) and family entertainment (Dove Channel), as well as dedicated channels for iconic entertainers, led by Bob Ross (The Bob Ross Channel). Cinedigm’s ultimate goal is to build destinations that immerse viewers in content they love while staying at the forefront of technology as the streaming industry continues to evolve.

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ABOUT CINEDIGM

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

ABOUT HYDE PARK ENTERTAINMENT

HYDE PARK ENTERTAINMENT INC. (Hyde Park) is one of the leading independent entertainment companies in Hollywood today.

Founded by internationally-renowned, award-winning producer Ashok Amritraj. Hyde Park is known for pushing the boundaries of diversity and inclusiveness in cinema. Amritraj has grown Hyde Park into a cutting-edge independent alternative to the traditional Hollywood system, fully realizing his vision for a progressive global company that incorporates the most essential elements of a full-fledged studio.

Hyde Park’s current slate includes the biopic of tennis icon & activist ARTHUR ASHE written by Academy Award winner Kevin Willmott with Warner Music Group; Richard Wright’s THE MAN WHO LIVED UNDERGROUND in partnership with Kenya Barris’ Khalabo Ink Society and Paramount Pictures, the major animated musical PASHMINA with Netflix to be directed by Gurinder Chadha; a remake of Blake Edward’s iconic film “10” with Warner Bros; AMNESTY with Netflix to be written and directed by acclaimed filmmaker Ramin Bahrani; and the RUBIK’s CUBE film based on the world’s bestselling toy with Endeavor Content.

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